UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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FIDELITY NATIONAL FINANCIAL, INC

(Name of Registrant as Specified In Its Charter)

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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 13, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on May 28, 2009 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Alan L. Stinson
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 28, 2009 at 11:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect two Class I directors to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year; and

3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2009 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle
Corporate Secretary

Jacksonville, Florida
April 13, 2009

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 28, 2009 at 11:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 13, 2009 to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of 45,265,956 shares of Company common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. In July 2008, FIS spun off its lender processing services operations by distributing to its stockholders the common stock of Lender Processing Services, Inc. (“LPS”). Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FNF common stock as of the close of business on March 30, 2009 are entitled to vote. On that day, 216,494,803 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FNF’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chairman of the Board and to our Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect two Class I directors to serve until the 2012 annual meeting of stockholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the two people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, broker non-votes will have no effect.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses.

What if I share a household with another stockholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2008 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees proposed for election at the annual meeting as Class I directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominees for Class I Directors — Term Expiring 2012

			Director
Name	Position with FNF	Age(1)	Since

Frank P. Willey	Vice Chairman of the Board	55	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	74	2003	(2)

(1)	As of April 1, 2009.

(2)	Includes the period of time during which the director served as a director of old FNF.

Frank P. Willey.  Frank P. Willey has served as a director and Vice Chairman of the Company since the Partial Spin-Off in October 2005. Mr. Willey served as the Vice Chairman of the Board of Directors of old FNF prior to joining the Board of the Company. Mr. Willey also was the President of old FNF from January 1, 1995 through March 20, 2000. Mr. Willey also serves as a director of CKE Restaurants, Inc.

Willie D. Davis.  Willie D. Davis has served as a director of the Company since the Partial Spin-Off in October 2005. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the Board of Directors of MGM Mirage, Inc., Alliance Bank and Manpower, Inc.

Information About Our Directors Continuing in Office

The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them is set forth below. Expiration terms of the incumbent directors are also provided.

Incumbent Class II Directors — Term Expiring 2010

			Director
Name	Position with FNF	Age(1)	Since

Daniel D. (Ron) Lane	Director Chairman of the Compensation Committee; Member of the Audit Committee	74	1989	(2)
General William Lyon	Director	86	1998	(2)
Richard N. Massey	Director Member of the Compensation Committee	53	2006	(2)
Cary H. Thompson	Director Member of the Compensation Committee and the Executive Committee	52	1992	(2)

(1)	As of April 1, 2009.

(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of the Company since the Full Spin-Off. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane also serves as a director of FIS and CKE Restaurants, Inc.

General William Lyon.  General Lyon has served as a director of the Company since the Partial Spin-Off in October 2005. General Lyon has served as the Chairman of the Board of William Lyon Homes, Inc. and affiliated companies, where he also serves as Chief Executive Officer, since November 1999. General Lyon also serves as the Chairman of the Board of Commercial Bank of California.

Richard N. Massey.  Richard N. Massey has served as a director of the Company since the Full Spin-Off. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January, 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FIS.

Cary H. Thompson.  Cary H. Thompson has served as a director of the Company since the Full Spin-Off. Mr. Thompson currently is Vice Chairman of Bank of America Securities Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson also serves on the Board of Directors of FIS and SonicWall Corporation.

Incumbent Class III Directors — Term Expiring 2009

			Director
Name	Position with FNF	Age(1)	Since

William P. Foley, II	Chairman of the Board Chairman of the Executive Committee	64	1984	(2)
Douglas K. Ammerman	Director Chairman of the Audit Committee	57	2005	(2)
Thomas M. Hagerty	Director Chairman of the Corporate Governance and Nominating Committee, Member of the Executive Committee	46	2004	(2)
Peter O. Shea, Jr.	Director Member of the Corporate Governance and Nominating Committee	42	2006

(1)	As of April 1, 2009.

(2)	Includes the period of time during which the director served as a director of old FNF.

William P. Foley, II.  William P. Foley, II has served as a director of the Company since its formation on May 24, 2005 and, since October 2006, has served as the executive Chairman of the Company. Mr. Foley also served as Chief Executive Officer of the Company from October 2006 until May 2007. Mr. Foley was the Chairman of the Board and Chief Executive Officer of old FNF, and served in both capacities since that company’s formation in 1984. Mr. Foley also served as President of old FNF from 1984 until December 31, 1994. Mr. Foley also serves as the Executive Chairman of FIS.

Douglas K. Ammerman.  Douglas K. Ammerman has served as a director of the Company since the Full Spin-Off in October 2006. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Quiksilver, Inc., William Lyon Homes and El Pollo Loco, Inc.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of the Company since the Full Spin-Off in October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty currently serves as a director of MGIC Investment Corp., MoneyGram International, Inc. and FIS.

Peter O. Shea, Jr.  Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is also the President and Chief Executive Officer of J.F. Shea Co., Inc. and he previously served as Chief Operating Officer of J.F. Shea Co., Inc. for more than five years. J.F. Shea Co., Inc. is a private company with operations in home construction, commercial property development and management and heavy civil construction.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is ten.

At this annual meeting, the following persons, each of whom is a current Class I director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2012:

Frank P. Willey
Willie D. Davis

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2009 fiscal year. KPMG LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988. For services rendered to us during or in connection with our years ended December 31, 2008 and 2007, we were billed the following fees by KPMG LLP:

	2008	2007
	(In thousands)

Audit Fees	$3,590	$3,801
Audit-Related Fees	193	62
Tax Fees	100	48
All Other Fees	—	—

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work.

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2008 and 2007 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2008 and 2007 consisted principally of fees for audits of employee benefit plans.

Tax Fees.  Tax fees for 2008 and 2007 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Services.  The Company incurred no other fees in 2008 or 2007.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 216,494,803 shares of FNF common stock outstanding as of March 30, 2009. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

AXA Financial, Inc.(1)	11,466,424	5.4%

(1)	According to Amendment No. 1 to Schedule 13G filed February 13, 2009, each of AXA Financial, Inc., whose address is 1290 Avenue of the Americas, New York, New York 10104; AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, whose address is 26, rue Drouot, 75009 Paris, France; and AXA, whose address is 25, avenue Matignon, 75008 Paris, France, may be deemed to be the beneficial owner of 11,466,424 shares. This amount consists of 3,977 shares held for investment purposes by AXA Investment Managers Paris (France); 11,323,947 held for investment purposes by AllianceBernstein; and 138,500 shares held for investment purposes by AXA Equitable Life Insurance Company.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;
•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and
•	all of our executive officers and directors as a group.
The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of
	Shares		Number			Percent
Name	Owned(1)		of Options(2)	Total		of Total

Douglas K. Ammerman	16,103		49,296	65,399		*
Brent B. Bickett	298,003		304,760	602,763		*
Willie D. Davis	26,579		221,883	248,462		*
William P. Foley, II	8,083,583	(3)	1,225,769	9,309,352	(3)	4.30%
Thomas M. Hagerty	20,835		27,316	48,151		*
Daniel D. (Ron) Lane	184,149		107,546	291,695		*
General William Lyon	53,043		5,334	58,377		*
Richard N. Massey	28,879		5,334	34,213		*
Anthony J. Park	182,330		196,486	378,816		*
Raymond R. Quirk	844,516	(4)	680,943	1,525,459	(4)	*
Peter O. Shea, Jr.	13,000		5,334	18,334		*
Alan L. Stinson	547,187		374,760	921,947		*
Cary H. Thompson	13,881		51,069	64,950		*
Frank P. Willey	1,507,346		17,240	1,524,586		*
All directors and officers (16 persons)	11,915,899		3,427,733	15,343,632		7.09%

*	Represents less than 1% of our common stock.

(1)	Includes the following pledged shares: Mr. Foley — 558,382 shares; Mr. Quirk — 212,113 shares; Mr. Willey — 1,458,787 shares; and all directors and officers as a group — 2,229,282 shares.

(2)	Represents shares subject to stock options that are exercisable on March 30, 2009 or become exercisable within 60 days of March 30, 2009.

(3)	Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.

(4)	Included in this amount are 539,125 shares held by the Quirk 2002 Trust and 47,193 shares held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008, about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders	23,219,283	$12.82	4,428,594(1)
Equity compensation plans not approved by security holders	—	—	—

Total	23,219,283	$12.82	4,428,594

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 4,428,594 shares under the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age

William P. Foley, II	Chairman of the Board	64
Alan L. Stinson	Chief Executive Officer	63
Raymond R. Quirk	President	62
Brent B. Bickett	Executive Vice President, Corporate Finance	44
Anthony J. Park	Executive Vice President and Chief Financial Officer	42
Michael L. Gravelle	Executive Vice President, Legal and Corporate Secretary	47
Daniel K. Murphy	Senior Vice President and Treasurer	42

Alan L. Stinson.  Mr. Stinson is the Chief Executive Officer of FNF and he has served in that position since May 2007. Previously, Mr. Stinson served as Co-Chief Operating Officer from the Full Spin-Off in October 2006 until May 2007. Mr. Stinson joined old FNF in October 1998 as Executive Vice President, Financial Operations and served as Executive Vice President and Chief Financial Officer of old FNF from January 1999 until the merger with FIS in November 2006. Mr. Stinson was also named Chief Operating Officer of old FNF in February 2006.

Raymond R. Quirk.  Mr. Quirk is the President of FNF and he has served in that position since April, 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of old FNF in 2002 and served in that role until October 2005 when he was named Chief Executive Officer. Since joining old FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Brent B. Bickett.  Mr. Bickett has served as Executive Vice President, Corporate Finance of FNF since April 2008. He joined old FNF in 1999 as a Senior Vice President, Corporate Finance and has served as an executive officer of old FNF and FNF since that time. Mr. Bickett also serves as Executive Vice President, Strategic Planning of FIS and as an officer of LPS.

Anthony J. Park.  Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of old FNF from 1991 to 2000 and served as the Chief Accounting Officer of old FNF from 2000 to 2005.

Michael L. Gravelle.  Mr. Gravelle is the Executive Vice President, Legal and Corporate Secretary of FNF and has served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined old FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of old FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Secretary beginning in 2000. Mr. Gravelle also serves as Executive Vice President, Legal of FIS and as an officer of LPS.

Daniel K. Murphy.  Mr. Murphy is the Senior Vice President and Treasurer of FNF and has served in that position since October, 2008. Prior to being appointed Treasurer of FNF, Mr. Murphy served as Senior Vice President, Finance and Investor Relations of old FNF and FNF from July 2000 to October 2008.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, during 2008 for William P. Foley, II, our executive Chairman; Alan L. Stinson, our Chief Executive Officer; Raymond R. Quirk our President; Anthony J. Park, our Executive Vice President and Chief Financial Officer; and Brent B. Bickett, our Executive Vice President, Corporate Finance. We refer to these individuals as the named executive officers.

In 2008, we faced a very challenging business environment; however, our management team has worked hard to position the company for future growth and success. Our strategy in the title insurance business is to maximize operating profits by increasing our market share and managing operating expenses throughout the real estate business cycle. Our compensation programs, which emphasize pay for performance, are designed to help us accomplish these goals while fostering a high performance culture.

As described in more detail below, the compensation committee determined that no payments would be made to the participants in our incentive plan, including the named executive officers, with respect to 2008 performance under the plan even though the threshold performance targets were achieved for the first quarter of 2008. On October 1, 2008, we imposed a six-month, 10% salary reduction to FNF employees. We felt these reductions were appropriate given the general market conditions and the impact the market conditions have had on our profitability. This was the second year in a row in which we temporarily reduced the salaries of our named executive officers. In addition, as a result of the transfer of our 61% interest in FNRES to LPS in February, 2009, participants in the FNRES stock option plan, including our named executive officers, forfeited all of the options they held to acquire FNRES common stock.

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term stockholder value and financial results. Retaining our key employees also is a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of our executives with those of our stockholders. We are dedicated to delivering strong results for our stockholders, and we believe our practice of linking compensation with corporate performance will help us accomplish that goal.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning our executives’ interests with those of our stockholders and strongly motivates executives to build long-term stockholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

We strive to maintain a consistent approach to our executive compensation programs from year to year. We consider changes to our programs only if they are supported by appropriate business reasons. We have a set of core values that support our company’s culture, and those values have remained consistent over the years.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee has the responsibility to approve and monitor all compensation for our named executive officers. Our Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our executive Chairman may also make recommendations with respect to equity-based incentive compensation awards. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our executive Chairman and our Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term stockholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, the compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include the business environment, financial performance, individual performance, our historical compensation practices, internal pay practices or equity among our executive officers, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, short-term incentive targets, long-term incentive targets and other aspects of executive compensation such as benefits, stock ownership and dilution. The marketplace research provides a point of reference for the compensation committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above. For 2008, each element of the executive compensation structure (salary range, target incentive award opportunities, and executive benefits) was set to be within a competitive range of the peer group companies described below. The pay positioning of individual executives will vary based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. In 2008, each named executive officer’s salary and target annual and long-term incentive award opportunities were within the competitive range of compensation opportunities offered at the peer group companies. Actual total compensation earned may be more or less than target based on Company and individual performance results during the performance period.

Role of Compensation Consultant

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives. Strategic Compensation Group was selected by the compensation committee, reports directly to the committee, receives compensation only for services provided to the committee, and does not provide any other services to the Company. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2008 compensation levels, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, short-term incentives, long-term incentives and pay mix. Strategic Compensation Group used three different marketplace data sources: (1) surveys prepared by Hewitt Associates and Towers Perrin, which together contain data on a large number of companies, (2) a survey of over 80 publicly traded companies with revenues between $5 billion and $7 billion and (3) a peer group of 17 publicly-traded companies. The 17 companies were:

•	Affiliated Computer Services Inc.

•	Aon Corp.

•	Assurant Inc.

•	Automatic Data Processing, Inc.

•	W.R. Berkley Corp.

•	First American Corporation

•	First Data Corporation

•	Fiserv Inc.

•	LandAmerica Financial Group, Inc.

•	Marshall & Ilsley Corporation

•	MDC Holdings

•	Old Republic International Corporation

•	Safeco Corporation

•	Sovereign Bancorp

•	Toll Brothers, Inc.

•	White Mountains Insurance Group

•	XL Capital Ltd.

These companies were selected because they are in the same general industry as us, they are publicly traded and they have comparable annual revenues or they compete directly with us for key employees. This compensation information provided by Strategic Compensation Group provided a basis for the evaluation of total executive compensation paid to our executive officers, but other factors as described above were considered by our compensation committee.

Allocation of Total Compensation for 2008

We compensate our executives through a mix of base salary, short-term cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some additional benefits to certain employees including our named executive officers. The compensation committee generally allocates our executive officers’ compensation based on its determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, our historical compensation practices, internal pay practices or equity among our executive officers and each executive’s level of responsibility, individual skills, experience and contribution and the ability of each executive to impact company-wide performance and create long-term stockholder value.

In 2008, our named executive officers’ compensation was allocated among annual salary, short-term cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of short-term cash incentives and long-term equity-based incentives.

Target performance-based incentive compensation comprised about 85% of total compensation for our Chief Executive Officer and about 79% on average for our other named executive officers. The compensation consultant’s research indicates that this is within a competitive range of the peer companies and the compensation committee believes that this allocation is appropriate. The compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our stockholders. Consequently, for 2008, about 60% of total compensation for our Chief Executive Officer and an average of approximately 55% of total compensation for our other named executive officers was provided in the form of nonqualified stock options and restricted stock.

2008 Executive Compensation Components

For 2008, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based short-term cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2008 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of base cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a minor component of our total compensation package, as our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the Company.

Based on the compensation committee’s assessment of the adverse and challenging business environment and our aggressive cost management goals for 2008, our named executive officers’ base salaries were not increased in 2008. In addition, as disclosed above, we imposed a six-month, 10% reduction in our named executive officers’ base salaries. This base salary reduction was in effect during the fourth quarter of 2008 through the first quarter of 2009.

Short-Term Performance-Based Cash Incentive

We award short-term cash incentives based upon the achievement of performance goals over the year. We provide the short-term incentives to our executive officers under an incentive plan that is designed to allow the incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In 2008, the short-term incentives were based on performance measured in each of the four calendar quarters. The performance goals were established at the beginning of each quarter, with payment of any amounts earned after year end, subject to continued employment through the payment date. We believe using quarterly performance periods allows us to set performance goals based on more accurate and timely information and forecasts and provides greater flexibility for setting the appropriate performance levels for each period. In addition, the title industry business environment in 2008 was very volatile and unpredictable, so using a quarterly performance period was deemed a more appropriate and fair approach to the short-term incentives.

The short-term incentive award targets were established by the compensation committee as described above for our named executive officers as a percentage of the individual’s base salary at the end of each quarter. For 2008, the short-term incentive award target percentages for our named executive officers were the same as the target percentages used for 2007, which reflects the Company’s belief that compensation should not rise in the difficult business environment. Mr. Foley’s short-term incentive target was 250% of base salary, Messrs. Stinson’s, Quirk’s and Bickett’s target was 150% of base salary, and Mr. Park’s target was 100% of base salary. The award targets were established based on our business environment, financial performance, individual performance, historical compensation practices, internal pay practices or equity among our executive officers, an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success, and our assessment of the compensation of executive officers in our peer group.

Actual payout can range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. However, no short-term incentive payments are payable to an executive officer if the pre-established, minimum performance levels are not met. Minimum performance levels were established to challenge executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate and achieve performance levels that reach beyond what is expected of us as a company. The ranges of possible payments under the incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Our policy toward the short-term incentive award opportunity and the use of minimum and maximum award opportunity levels has remained consistent over the years. Our policy is based on the several factors mentioned above as well as on: (a) our historical practice, (b) the fact that the minimum and maximum opportunity levels are in line with the marketplace research provided by the independent compensation consultant, and (c) our desire to motivate executives to perform above performance expectations.

At the beginning of each quarter in 2008, our compensation committee established performance goals relating to the incentive targets described below and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, objective measures. We attempt to set our performance targets at levels that are difficult to achieve, but not unrealistic. The fact that no annual incentives were earned in 2007 and threshold performance levels were only achieved in one quarter in 2008 supports our belief that the target levels we establish are indeed challenging and that the short-term incentives must truly be earned. The committee retained discretion to reduce, but not to increase, the amounts earned.

The 2008 performance goals were return on equity, or ROE, and pre-tax profit margin, with quarterly targets as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

ROE	3.8%	5.0%	2.7%	1.5%
Pre-Tax Profit Margin	5.6%	6.4%	4.1%	3.4%

We attempt to be thorough in our process of reviewing and approving the performance goals. The performance goals were based on discussions between management and the compensation committee, which included the following key elements:

•	setting performance targets that were based on the 2008 business plan,

•	a comparison of the 2008 performance targets to actual performance in prior years as well as the performance targets used for 2007,

•	a review of the relative past performance of the company’s key competitors as well as the 2008 expected relative performance of key competitors (generally, we strive to set our performance targets at a level that requires us to remain the leader in the title industry),

•	ensuring that the performance targets were in line with the company’s long-term growth objectives, and

•	a discussion with management of the potential business risks that might be associated with the performance goals as well as the overall design of the 2008 short-term incentives.

ROE is a measure of profit earned in comparison to the total amount of shareholder equity. ROE was selected as a relevant performance goal because it is an effective measure of financial success and it is commonly used within our title industry. The use of ROE as a performance goal encourages executive officers to pursue responsible growth and investment opportunities which provide desired returns. Moreover, we believe that ROE is a measure that is clearly understood by both our executive officers and stockholders. ROE is calculated by taking GAAP net income for 2008 and dividing it by total shareholders’ equity as of the beginning of 2008. For the first quarter of 2008, our actual ROE result was above threshold performance, but below target performance (actual ROE was 3.36%). For the second, third and fourth quarters of 2008, our actual ROE results were below threshold performance (actual ROE for these quarters was 0.85%, 0.00% and (1.49)%, respectively).

Pre-tax profit margin was selected as a measure for the short-term incentives because we believe pre-tax profit margin is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executive’s short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within our title industry. Pre-tax profit margin is determined each quarter by dividing the earnings (loss) before income taxes and minority interests for the Fidelity National Title Group segment by total revenues of the Fidelity National Title Group segment. For the first quarter of 2008, our actual pre-tax profit margin result was above threshold performance, but below target performance (actual pre-tax profit margin, adjusted as described above, was 5.34%). For the second, third and fourth quarters of 2008, our actual pre-tax profit margin results were below threshold performance (actual pre-tax profit margin) for these quarters, adjusted as described above, was 0.53%, 0.00% and (0.81)%, respectively.

Although the actual ROE and pre-tax profit margin for the first quarter of 2008 exceeded the threshold targets, the compensation committee determined that no payments would be made to the named executive officers with respect to 2008 performance under the incentive plan. Accordingly, the named executive officers did not receive short-term annual incentive awards for 2008.

Long-Term Equity Incentive Awards

We have a stockholder-approved 2005 Omnibus Incentive Plan, which we refer to as the omnibus plan, for long-term incentive awards. The plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. The plan does not permit an amendment to the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. In 2008, we granted both restricted stock and stock options under the omnibus plan. We believe these awards help us create long-term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders. A description of our omnibus plan can be found in the narrative following the Grants of Plan-Based Awards table.

Our compensation committee considers several factors when determining award levels, and ultimately uses its judgment when determining the terms of individual awards. The factors the committee considers include the following:

•	our historical compensation practices and internal pay practices or equity among our executive officers,

•	an analysis of competitive marketplace compensation data provided to the compensation committee by Strategic Compensation Group,

•	the executive’s level of responsibility and ability to influence our performance,

•	the executive’s level of experience and skills,

•	the need to retain and motivate highly talented executives, and

•	our current business environment, objectives and strategy.

In addition to aligning the executive’s interest with the interests of our stockholders, our compensation committee believes these restricted stock and option awards aid in retention because the executive must remain with FNF for at least three years before the restricted stock fully vests and the options become fully exercisable.

We do not attempt to time awards related to any internal or external events. Our general practice is for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

In October 2008, the compensation committee approved grants of restricted stock and stock options to each of our named executive officers pursuant to our omnibus plan. The awards vest in three equal annual installments based on continued employment with us. The stock options have an eight-year term. The number of shares subject to the restricted stock and option awards, and the exercise prices of the options, are disclosed in the Grants of Plan-Based Awards table. In addition to aligning the executive’s interest with the interests of our stockholders, our compensation committee believes these restricted stock and option awards aid in retention, because the executive must remain with FNF for at least three years before the restricted stock fully vests and the options become fully exercisable.

In addition, the compensation committee granted restricted stock in March 2008 to the named executive officers. The restricted stock was granted to help retain the named executive officers, to reward their efforts while working in an economic downturn, and to recognize our strong performance in comparison to that of our peer group of companies.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers are eligible to participate in the health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $15,500 in 2008. We did not make matching contributions in 2008.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, which we refer to as the ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Other Benefits

We provide few additional benefits to our executives. In general, the additional benefits provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2008, our named executive officers received the following perquisites: personal use of corporate aircraft and club membership dues. In addition, Mr. Foley received financial planning services. The compensation committee regularly reviews the perquisites provided to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2008 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board of directors to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and non-employee directors, except Peter Shea (who joined the board in 2006) met the stock ownership guidelines as of December 31, 2008. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation. Each of the named executive officers holds significant amounts of our stock well above their individual ownership guideline amounts. The ownership levels are shown in the Security Ownership of Management and Directors table. This is a reflection of the executives’ belief in the company’s long-term future, and that they should be tied to the success of our shareholders.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the omnibus plan.

Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, the compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share Based Payment, which we refer to as FAS 123(R).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel D. Lane (Chair)
Cary H. Thompson
Richard N. Massey

Executive Compensation

The following table contains information concerning the 2008, 2007 and 2006 cash and non-cash compensation awarded to or earned by our named executive officers. William P. Foley, II serves as our executive Chairman of the Board. Mr. Foley also served as our Chief Executive Officer until May 2007. Alan L. Stinson serves as our Chief Executive Officer and has served in that position since May 2007. Prior to that, Mr. Stinson served as Co-Chief Operating Officer from October 2006 to May 2007. Raymond R. Quirk services as our President and has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer from October 2006 to May, 2007. Brent B. Bickett has served as our Executive Vice President, Corporate Finance since April 2008. Mr. Bickett joined old FNF in 1999 as a Senior Vice President, Corporate Finance and has served as an executive officer of old FNF and FNF since that time. The information in this table includes compensation earned by the individuals for services with FNF. With respect to 2006 amounts, it also includes the portion of compensation paid by old FNF and allocated to us while we were still a majority-owned subsidiary of old FNF, as discussed above, as well as compensation paid by old FNF that was not allocated to us or FIS. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William P. Foley, II	2008	485,000	—	5,337,817	1,447,915	—	847,401	8,118,133
Chairman of the Board	2007	475,000	—	4,953,228	2,525,036	—	1,094,630	9,047,894
	2006	582,465	19,000,000	2,811,339	5,531,200	2,417,576	829,307	31,171,887
Alan L. Stinson	2008	536,667	—	1,841,400	516,689	—	361,533	3,256,289
Chief Executive Officer	2007	428,529	—	1,308,466	457,832	—	347,400	2,542,227
	2006	335,980	2,200,000	608,184	944,293	658,000	211,852	4,948,309
Anthony J. Park	2008	359,375	—	743,205	123,661	—	133,226	1,359,467
Executive Vice President	2007	356,720	—	490,941	56,809	—	131,427	1,035,897
and Chief Financial Officer	2006	325,000	—	194,485	60,798	364,456	71,669	1,016,408
Raymond R. Quirk	2008	709,167	—	2,133,924	302,977	—	329,868	3,475,936
President	2007	717,667	—	1,705,797	605,564	—	368,131	3,397,159
	2006	700,000	—	908,010	726,222	1,569,963	220,773	4,124,968
Brent B. Bickett	2008	159,787	—	1,345,735	338,932	—	298,750	2,143,204
Executive Vice President,	2007	237,490	—	1,236,471	432,590	—	235,639	2,142,190
Corporate Finance	2006	335,980	2,200,000	553,472	952,574	658,000	161,142	4,861,168

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of Salary, if any, into our 401(k) plan, ESPP, or deferred compensation plans.

(2)	Represents a transaction bonus paid by old FNF to Messrs. Foley, Stinson and Bickett relating to the Full Spin-Off and FIS merger transactions.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007, and 2006, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2008, 2007 and 2006, respectively. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These awards consisted of our restricted shares and restricted shares of old FNF which were reissued as restricted shares under our omnibus plan. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. The amounts for 2008 also include a $113,094, $45,238, and $45,238 with respect to Messrs. Foley, Stinson and Bickett, respectively, which represent approximately 47% of the FAS 123(R) cost recorded by Remy International, Inc. (“Remy”) relating to the February 14, 2008 grant of Remy restricted stock. We own approximately 47% of Remy’s common stock and account for it under the equity method.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), for the fiscal years ended December 31, 2008, 2007 and 2006, of stock option awards granted in and prior to 2008, 2007 and 2006, respectively. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These awards consisted primarily of options issued as part of our 2006, 2007, and 2008 long-term incentive compensation programs, and options granted to acquire shares of old FNF that have either been exercised or reissued as options under our omnibus plan to acquire our shares under the terms of the agreement between us and old FNF for the Full Spin-Off. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. Amounts for 2008, 2007 and 2006 also include aggregate amounts of $558,892, $139,724 and $181,641 with respect to Messrs. Foley, Stinson and Bickett, respectively, which represent approximately 32% of the FAS 123(R) cost recorded by Fidelity Sedgwick Holdings, Inc., or Sedgwick, relating to the April 1, 2006 grant of options to purchase shares of Sedgwick. We own approximately 32% of Sedgwick’s common stock and account for it under the equity method. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The time-based options are valued quarterly using the Black-Scholes option pricing model. Significant assumptions used in estimating the value of time-based options for 2006 are as follows: expected volatility of 30%, expected term of the grants of 60 months, risk-free investment rates of 4.57% — 4.89% and expected dividend yield of 0%. The performance-based options are valued using the Monte Carlo valuation model. Significant assumptions used in estimating the value of performance-based options for 2006 are as follows: expected volatility of 30%, expected term of the grants of 60 months, risk-free interest rates of 4.95% and expected dividend yield of 0%.

(5)	Represents amounts earned in 2006 and paid in 2007 under our annual incentive plan. Amounts also include an allocated portion of amounts earned under old FNF’s annual incentive plan.

(6)	Amounts shown for 2008 include matching contributions to our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; fees received for services on the boards of directors of minority-owned subsidiaries; personal use of a company airplane; club membership dues; automobile allowance; and financial planning services as set forth below:

	Foley	Stinson	Park	Quirk	Bickett

ESPP Matching Contributions	41,250	—	26,250	33,083	20,531
Restricted Stock Dividends	566,999	214,373	102,431	284,374	131,310
Life Insurance Premiums	297	297	45	297	45
Minority-Owned Subsidiary Director Fees	162,500	106,171	—	—	103,500
Personal Airplane Use	36,833	36,192	—	12,114	38,864
Club Membership Dues	1,890	4,500	4,500	—	4,500
Financial Planning Services	37,632	—	—	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2008.

Grants of Plan-Based Awards

					(f)	(g)		(i)
					All other	All other		Grant Date
					Stock	Option	(h)	Fair
					Awards:	Awards:	Exercise	Value
		Estimated Possible Payouts Under			Number of	Number of	Or Base	of Stock
		Non-Equity Incentive Plan Awards(1)			Shares of	Securities	Price of	and
	(b)	(c)	(d)	(e)	Stock or	Underlying	Option	Option
(a)	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)	($)

William P. Foley, II	2/14/2008	—	—	—	50,000 (4)	—	—	577,500
	3/04/2008	—	—	—	70,000	—	—	1,194,900
	10/27/2008	—	—	—	166,667		—	1,181,669
	10/27/2008	—	—	—	—	1,333,333	$7.09	2,485,333
	N/A	750,000	1,500,000	4,500,000
Alan L. Stinson	2/14/2008	—	—	—	20,000 (4)	—	—	231,000
	3/04/2008	—	—	—	45,000	—	—	768,150
	10/27/2008	—	—	—	83,333		—	590,831
	10/27/2008	—	—	—	—	666,667	$7.09	1,242,667
	N/A	420,000	840,000	1,680,000
Raymond R. Quirk	3/04/2008	—	—	—	50,000	—	—	853,500
	10/27/2008	—	—	—	83,333	—	—	590,831
	10/27/2008	—	—	—	—	666,667	$7.09	1,242,667
	N/A	555,000	1,110,000	2,220,000
Anthony J. Park	3/04/2008	—	—	—	20,000	—	—	341,400
	10/27/2008	—	—	—	26,667	—	—	189,069
	10/27/2008					213,333	$7.09	397,653
	N/A	187,500	375,000	750,000
Brent B. Bickett	2/14/2008	—	—	—	20,000 (4)	—	—	231,000
	3/04/2008	—	—	—	12,000	—	—	204,840
	10/27/2008	—	—	—	29,333	—	—	207,971
	10/27/2008	—	—	—	—	234,667	$7.09	437,419
	N/A	123,750	247,500	495,000

(1)	The amounts shown in column (c) reflect the minimum payment level under the annual incentive plans which are 50% of the target amount shown in column (d). The amount shown in column (e) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (e) is 300% of such target amount. These amounts are based on the individual’s 2008 salary and position.

(2)	The amounts shown in column (f) reflect (i) the number of shares of our restricted stock granted to each named executive officer under the omnibus plan, except for the February 14, 2008 grants; and (ii) with respect to Messrs. Foley, Stinson, and Bickett, the number of shares of Remy restricted stock granted on February 14, 2008. We own approximately 47% of Remy’s common stock and account for it under the equity method.

(3)	The amounts shown in column (g) reflect the number of stock options granted to each named executive officer under the omnibus plan on October 27, 2008 (grant date fair value per option is $1.86 per option granted).

(4)	Restricted security awards issued by Remy International, Inc., an equity investment of the Company.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer and a limited number of our senior executives. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.

William P. Foley

We entered into a three-year amended and restated employment agreement with Mr. Foley, effective July 2, 2008, to serve as our executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $600,000, with an annual cash incentive target equal to 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Alan L. Stinson

We entered into a three-year amended and restated employment agreement with Mr. Stinson, effective January 1, 2009, to serve as our Chief Executive Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Stinson’s minimum annual base salary through December 31, 2008 was $560,000. For the period from January 1, 2009 to the end of the employment term, Mr. Stinson’s minimum annual base salary is $648,000. Mr. Stinson’s annual cash incentive target is equal to 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Raymond R. Quirk

We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008, to serve as our President, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target equal to 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Anthony J. Park

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008, to serve as our Executive Vice President, Chief Financial Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Executive Vice President, Corporate Finance, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $168,500, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Omnibus Plan

We used our Amended and Restated 2005 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2008. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was most recently submitted for stockholder approval at our 2008 annual meeting, at which time stockholders approved an increase in the number of shares of common stock available for issuance under the plan by 11 million shares.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, all outstanding awards will immediately vest. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Sedgwick Stock Plan

The Fidelity Sedgwick Holdings, Inc. 2006 Stock Incentive Plan is maintained by Sedgwick and administered by the Sedgwick board, or by one or more committees appointed by the Sedgwick board. The plan permits the granting of stock options or stock awards of Sedgwick stock. Eligible participants are selected by the Sedgwick board, or designated committee, and include employees, directors and consultants of Sedgwick and its affiliates.

The Sedgwick board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan. If Sedgwick is consolidated with or acquired by another entity, or in the event of another transaction that constitutes a change in control, the outstanding stock options and stock awards may be (i) assumed or continued by the surviving company, (ii) substituted with stock options or stock awards of the new company with substantially the same terms, (iii) accelerated to vest immediately, or (iv) cancelled with a cash payment of the excess fair market value of the awards. The named executive officers’ notice of stock option grants provide that 50% of the options have time-based vesting over 5 years, but will vest immediately upon a change in control. The other 50% of the options have performance-based vesting conditions and vest upon the earliest of (i) a change in control, (ii) following an initial public offering, or (iii) five years after grant, as long as, in each case, the value of a share is at least $15.00. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of Sedgwick stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

FNRES Stock Plan

The FNRES stock plan was maintained by FNRES and administered by the FNRES board, or by one or more committees appointed by the FNRES board. The plan permits the granting of stock options or stock awards of FNRES stock. Eligible participants are selected by the FNRES board, or designated committee, and include employees, directors and consultants of FNRES and its affiliates. The FNRES board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan. Although Messrs. Foley, Stinson, Quirk and Bickett held FNRES stock options in 2008, as discussed below, these options were forfeited in February, 2009.

The options vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering, provided that, in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20.00 per share (subject to adjustment) and the optionee’s service with FNRES has not been terminated. If the equity value target is not met at the time of a change in control, FNRES will use commercially reasonable efforts to have the acquirer or the surviving or continuing company assume or continue, as the case may be, the unvested options on the same terms and conditions. If the acquirer does not agree to assume or continue the options, then the options will terminate. For purposes of the FNRES stock plan, the term “equity value” means (i) in the event of a change in control, the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration received or to be received by the holders of FNRES common stock (including all shares issuable upon exercise of in-the-money options, whether or not exercisable); or (ii) at any time after an initial public offering, the average price of FNRES common stock over a consecutive 45-day trading period; provided, however, that the full 45-day trading period must conclude on or prior to the expiration date of the option. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of FNRES stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

Because the vesting of the options is contingent upon performance and market criteria which were not met in 2008, we did not incur any expense for financial statement reporting purposes for fiscal year 2008 pursuant to FAS 123(R). Therefore, the Summary Compensation Table does not include any amounts associated with the FNRES options. As of December 31, 2008, we owned approximately 61% of FNRES’s common stock and, accordingly, included FNRES in our consolidated statements of financial condition and results of operations as of and for the year ended December 31, 2008. However, on February 6, 2009, LPS acquired our 61% ownership interest in FNRES’s outstanding common stock, and all options outstanding under the FNRES plan were terminated at that time.

Remy Restricted Stock Grants

Messrs. Foley, Stinson and Bickett received grants of restricted stock of Remy pursuant to Restricted Stock Award Agreements between Remy and each of the three executives. Messrs. Foley, Stinson and Bickett received these grants as compensation for service on the board of directors of Remy.

The award agreements provide that the awards vest with respect to 50% of the shares on each of the first and second anniversaries of the date of grant, provided that the recipient remains a member of Remy’s board of directors on the vesting date. The restricted stock automatically vests if the recipient’s board service is terminated by reason of his death or disability. If the recipient resigns or refuses to stand for election to Remy’s board of directors, the unvested restricted stock is forfeited and Remy has a call right on any vested shares for 180 days thereafter. The restricted stock will also automatically vest upon a change in control of Remy.

Outstanding FNF Equity Awards at Fiscal Year-End

		Option Awards(1)				Stock Awards(2)
		Number					Market
		of	Number of				Value of
		Securities	Securities			Number of	Shares or
		Underlying	Underlying			Shares or	Units of
		Unexercised	Unexercised	Option		Units of Stock	Stock That
		Options	Options	Exercise	Option	That Have	Have Not
	Grant	(#)	(#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)

William P. Foley, II	10/15/2004	732,692	—	16.65	10/15/2012	—	—
William P. Foley, II	8/19/2005	293,077	—	17.67	8/19/2015	—	—
William P. Foley, II	10/18/2005	—	—	—	—	30,000	532,500
William P. Foley, II	10/24/2006	—	—	—	—	158,333	2,810,411
William P. Foley, II	11/8/2007	200,000	600,000	13.64	11/8/2015	75,000	1,331,250
William P. Foley, II	3/4/2008	—	—	—		35,000	621,250
William P. Foley, II	10/27/2008	—	1,333,333	7.09	10/27/2016	166,667	2,958,339
Alan L. Stinson	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Alan L. Stinson	8/19/2005	109,904	—	17.67	8/19/2015	—	—
Alan L. Stinson	10/18/2005	—	—	—	—	10,000	177,500
Alan L. Stinson	10/24/2006	—	—	—	—	43,333	769,161
Alan L. Stinson	11/8/2007	100,000	300,000	13.64	11/8/2015	37,500	665,625
Alan L. Stinson	3/4/2008	—	—	—		22,500	399,375
Alan L. Stinson	10/27/2008	—	666,667	7.09	10/27/2016	83,333	1,479,161
Anthony J. Park	4/16/2001	36,479	—	4.80	4/16/2011	—	—
Anthony J. Park	8/3/2001	20,018	—	2.66	8/3/2011	—	—
Anthony J. Park	2/21/2002	22,107	—	5.60	2/21/2012	—	—
Anthony J. Park	12/23/2002	16,079	—	8.26	12/23/2012	—	—
Anthony J. Park	9/10/2004	58,469	—	12.77	9/10/2012	—	—
Anthony J. Park	10/18/2005	—	—	—	—	7,500	133,125
Anthony J. Park	12/22/2006	—	—	—	—	25,000	443,750
Anthony J. Park	11/8/2007	43,334	129,999	13.64	11/8/2015	16,250	288,438
Anthony J. Park	3/4/2008	—	—	—		10,000	177,500
Anthony J. Park	10/27/2008	—	213,333	7.09	10/27/2016	26,667	473,339
Raymond R. Quirk	2/21/2002	110,541	—	5.60	2/21/2012	—	—
Raymond R. Quirk	12/23/2002	140,690	—	8.26	12/23/2012	—	—
Raymond R. Quirk	10/15/2004	329,712	—	16.65	10/15/2012	—	—
Raymond R. Quirk	10/18/2005	—	—	—	—	30,000	532,500
Raymond R. Quirk	12/22/2006	—	—	—	—	70,000	1,242,500
Raymond R. Quirk	11/8/2007	100,000	300,000	13.64	11/8/2015	37,500	665,625
Raymond R. Quirk	3/4/2008	—	—	—	—	25,000	443,750
Raymond R. Quirk	10/27/2008	—	666,667	7.09	10/27/2016	83,333	1,479,161
Brent B. Bickett	10/15/2004	164,856	—	16.65	10/15/2012	—	—
Brent B. Bickett	8/19/2005	109,904	—	17.67	8/19/2015	—	—
Brent B. Bickett	10/18/2005	—	—	—	—	7,500	133,125
Brent B. Bickett	10/24/2006	—	—	—	—	43,333	769,161
Brent B. Bickett	11/8/2007	30,000	90,000	13.64	11/8/2015	11,250	199,688
Brent B. Bickett	3/4/2008	—	—	—	—	6,000	106,500
Brent B. Bickett	10/27/2008	—	234,667	7.09	10/27/2016	29,333	520,661

(1)	Option grants made in 2008 were granted under the omnibus plan as part of our 2008 long-term incentive compensation and vest 33% annually over a period of three years from the date of grant. Option grants made in 2007 were granted under the omnibus plan as part of our 2007 long-term incentive compensation and vest 25% annually over a period of four years from the date of grant. Option grants made prior to 2006 were originally granted by old FNF and were replaced by the Company at the time of the Full Spin-Off under the omnibus plan as replacement options under a method of conversion that ensured both the intrinsic and fair values of the awards remained the same both before and after the transaction. All such unvested options vest over a three year period from the original date of grant.

(2)	We made the October 2005, the October and December 2006 and the November 2007 grants under the omnibus plan. The October 18, 2005 grants vest 25% annually over four years. The October 2006 grants for

Messrs. Foley, Stinson and Bickett vest 33% annually over three years. The December 2006 grants for Messrs. Park and Quirk vest 25% annually over 4 years. The November 2007 grants vest 25% annually over four years. The March 2008 grants of restricted common stock vest with respect to one-half of the shares on December 20, 2008 and with respect to one-half of the shares on June 20, 2009. The October 2008 grants vest 33% annually over three years.

Outstanding Sedgwick Option Awards at Fiscal Year End

Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	4/1/2006	220,000	180,000	7.50	4/1/2016
Alan L. Stinson	4/1/2006	55,000	45,000	7.50	4/1/2016
Brent B. Bickett	4/1/2006	71,500	58,500	7.50	4/1/2016

(1)	50% of the options vest annually over five years from the date of grant, but vest immediately upon a change in control. The remaining 50% vest upon the earliest to occur of (i) a change in control of Sedgwick, (ii) an initial public offering of Sedgwick or (iii) five years after the date of grant, provided that, in each case, the value of a share of Sedgwick stock is at least $15.00.

Outstanding FNRES Option Awards at Fiscal Year End

	Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	5/14/2007	—	400,000	10.00	5/14/2017
Alan L. Stinson	5/14/2007	—	80,000	10.00	5/14/2017
Raymond R. Quirk	5/14/2007	—	40,000	10.00	5/14/2017
Brent B. Bickett	5/14/2007	—	80,000	10.00	5/14/2017

(1)	On February 6, 2009, LPS acquired our 61% ownership interest in FNRES’s outstanding common stock, and all options under the FNRES plan were terminated at that time.

Outstanding Remy Equity Awards at Fiscal Year End

	Stock Awards(1)
			Market
			Value of
		Number of	Shares or
		Shares or	Units of
		Units of Stock	Stock That
		That Have	Have Not
		Not Vested	Vested
Name	Grant Date	(#)	($)(2)

William P. Foley, II	2/14/2008	50,000	502,000
Alan L. Stinson	2/14/2008	20,000	200,800
Brent B. Bickett	2/14/2008	20,000	200,800

(1)	The grant vests 50% on each of the first and second anniversaries of the date of grant.

(2)	Amounts are equal to the number of shares multiplied by the Company’s carrying amount per share of its investment in Remy’s common stock.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2008 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares	Value Realized on
	Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	—	—	248,333	2,356,597
Alan L. Stinson	—	—	88,333	928,322
Anthony J. Park	—	—	37,079	507,106
Raymond R. Quirk	—	—	102,500	1,381,825
Brent B. Bickett	—	—	60,583	547,375

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their annual incentives, subject to a minimum deferral of $15,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2008 rates of return on these investments, are listed in the following table:

	2008 Rate of		2008 Rate of
Name of Fund	Return	Name of Fund	Return

Nationwide NVIT Money Market V	2.14%	Goldman Sachs VIT Mid Cap Value	(37.05)%
PIMCO VIT Real Return Portfolio	(7.00)%	T. Rowe Price Mid Cap Growth II Portfolio	(39.94)%
PIMCO VIT Total Return Portfolio	4.84%	Royce Capital Small Cap Portfolio	(27.18)%
LASSO Long and Short Strategic Opportunities	(16.52)%	Vanguard VIF Small Company Growth Portfolio	(39.47)%
T. Rowe Price Equity Income II Portfolio	(36.26)%	AllianceBernstein VPS International Value Portfolio	(53.18)%
Dreyfus Stock Index	(37.14)%	American Funds IS International	(42.12)%
American Funds IS Growth	(43.97)%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 401(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. None of the named executive officers deferred 2008 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

William P. Foley, II	—	—	(474,069)	—	925,539
Alan L. Stinson	—	—	(213,773)	—	615,107
Anthony J. Park	—	—	(53,940)	—	90,345
Raymond R. Quirk	—	—	—	—	—
Brent B. Bickett	—	—	(209,098)	—	342,579

Potential Payments Upon Termination or Change-in-Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and, where applicable, the named executive officers’ employment agreements if their employment had terminated on December 31, 2008. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed above, we have entered into employment agreements with Messrs. Foley, Stinson, Park, Quirk and Bickett. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits these named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause or due to death or disability, or by the executive for good reason or, in the case of Mr. Foley, for any reason during the 6-month period following a change in control, then the executive is entitled to receive:

•	any accrued obligations,

•	a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,

•	a lump-sum payment equal to 200%, or 300% in the case of Mr. Foley, of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards),

•	the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and

•	COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

If the executive’s employment is terminated by FNF for cause or by the executive without good reason (except in the case of Mr. Foley who may terminate his employment without good reason during the 6-month period following a change in control and receive the full severance benefits described above), our only obligation is the payment of any accrued obligations.

For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of each agreement, “good reason” includes:

•	a material diminution in the executive’s position or title or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title,

•	a material diminution of the executive’s base salary or annual bonus opportunity,

•	within the six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive’s status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive’s place of employment, or

•	our material breach of any of our obligations under the employment agreement.

For purposes of each agreement, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our stockholders approve a plan or proposal for the liquidation or dissolution of our Company.

Each employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. Assuming a termination of employment and a change in control occurred on December 31, 2008, none of the named executive officers would have incurred an excess parachute payment excise tax and no gross-up payments would have been required.

Potential Payments Under Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	during any period of 2 consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Estimated Cash Severance Payments

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated, or a change in control occurred, on December 31, 2008. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six-month period would be paid in a lump sum after the six-month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination within six months after a change in control, the following payments would have been made under the employment agreements: Mr. Foley $8,053,173, Mr. Stinson $2,800,000, Mr. Park $1,500,000, Mr. Quirk $4,619,920 and Mr. Bickett $1,415,106. Each of these named executive officers would also be entitled to the health and life insurance benefits described above. The estimated value of these benefits is approximately $12,900 per executive. Upon a termination of the executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,500,000; Mr. Stinson $840,000; Mr. Park $375,000; Mr. Quirk $1,110,000 and Mr. Bickett $247,500.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2008. Under the terms of the omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, under the named executive officer’s employment agreements, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley, a termination within six months after a change in control.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $17.75 per share, which was the closing price of our common stock on December 31, 2008. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $17.75.

The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $16,679,330, Mr. Stinson $8,339,670, Mr. Park $2,808,426, Mr. Quirk $8,339,670 and Mr. Bickett $2,871,450. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control or upon such a termination of employment would be as follows: Mr. Foley $8,253,750; Mr. Stinson $3,490,822; Mr. Park $1,516,152; Mr. Quirk $4,363,536; and Mr. Bickett $1,729,134. These same amounts would vest upon a termination of the named executive officers’ employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley, a termination within six months after a change in control.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Daniel D. Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2008, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2008, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2008, all non-employee directors received an annual retainer of $48,750, payable quarterly, plus $2,500 for each board meeting he attended in January, April and July of 2008 and $2,250 for each board meeting he attended in October and November of 2008. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $23,400 and $11,700, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting he attended in January, February, April, May, July and August of 2008 and $2,700 for each board meeting he attended in October and November of 2008. The chairmen and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $7,800 and $5,850, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting he attended, except for the October 2008 meeting of the compensation committee, for which each of its attending members received a fee of $1,350. Mr. Ammerman deferred the fees he earned in 2008 for his services as a director and the chairman of the audit committee. In addition, each non-employee director received a long-term incentive award of 5,333 restricted shares and 42,667 options. The restricted shares and options were granted under the omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. The options have an eight-year term and an exercise price equal to the fair market value of a share of the date of grant. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2008:

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Douglas K. Ammerman	112,050	48,419	53,532	5,400	107,350
Willie D. Davis	100,350	75,027	17,291	7,462	200,129
John F. Farrell, Jr(5)	100,350	75,027	17,291	7,462	200,129
Thomas M. Hagerty	70,050	48,419	35,411	5,400	159,280
Philip G. Heasley(5)	72,600	75,027	17,291	7,462	172,379
Daniel D. (Ron) Lane	79,650	48,419	35,411	5,400	168,880
General William Lyon	58,500	75,027	17,291	7,462	158,279
Richard N. Massey	79,950	48,419	17,291	5,400	151,059
Peter O. Shea, Jr.	72,600	48,419	17,291	5,400	143,709
Cary H. Thompson	79,950	48,419	35,411	5,400	169,180
Frank P. Willey	—	75,027	17,291	337,881	430,198

(1)	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2008.

(2)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These awards consisted of restricted shares granted in November 2003 by old FNF which vest over a period of five years from the grant date and restricted shares we granted on October 18, 2005, October 24, 2006, November 8, 2007 and October 27, 2008. Amounts for each director may vary due to the amount of time each director has been on the board and whether each director was on the board of directors of old FNF, the Company or both. The aggregate number of shares pursuant to restricted stock awards outstanding on December 31, 2008 for each director was as follows: Mr. Ammerman 8,999; Mr. Davis 10,249; Mr. Farrell, Jr. 10,249; Mr. Hagerty 8,999; Mr. Heasley 10,249; Mr. Lane 8,999; Mr. Lyon 10,249; Mr. Massey 8,999; Mr. Shea, Jr. 8,999; Mr. Thompson 8,999; and Mr. Willey 10,249.

(3)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of stock option awards granted in and prior to 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These awards consisted of options granted as part of our 2008 director long-term incentive compensation, and options granted in prior years to acquire shares of old FNF that have been reissued as options under our omnibus plan to acquire shares of the Company under the terms of the agreement between us and old FNF for the Full Spin-Off. Assumptions used in the calculation of these amounts are included in Footnote N to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. The aggregate number of shares pursuant to option awards outstanding on December 31, 2008 for each director was as follows: Mr. Ammerman 107,962; Mr. Davis 280,549; Mr. Farrell, Jr. 242,647; Mr. Hagerty 85,982; Mr. Heasley 118,206; Mr. Lane 166,212; Mr. Lyon 370,377; Mr. Massey 64,000; Mr. Shea, Jr. 64,000; Mr. Thompson 109,735; and Mr. Willey 75,906.

(4)	Amounts shown for all directors other than Mr. Willey reflect dividends paid on shares of restricted stock in 2008. With respect to Mr. Willey, who was our employee in 2008, amounts shown include: (i) salary of $300,913; (ii) the cost of a Company provided automobile of $6,000; (iii) Company contributions to our 401(k) plan of $6,688 and ESPP of $22,500; (iv) life insurance premiums of $207; and (v) $18,971 of dividends paid on unvested restricted shares.

(5)	Retired from the board on March 15, 2009.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors whom the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the NYSE. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

Code of Ethics and Business Conduct

Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

The Board

In 2008, our board of directors was composed of Douglas K. Ammerman, Willie D. Davis, John F. Farrell, Jr., William P. Foley, II, Philip G. Heasley, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr., Cary H. Thompson, and Frank P. Willey, with Mr. Foley serving as Chairman of the Board. On March 15, 2009, Messrs. Farrell and Heasley retired from our board of directors.

Our board met seven times in 2008, of which four were regularly scheduled meetings and three were unscheduled meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2008. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2009 annual meeting. During 2008, two members of our board attended the annual meeting of stockholders.

Director Independence

In 2008, ten of the twelve members of our board were non-employees. At its meeting on January 30, 2008, the board determined that all of the non-employee members of the board (i.e., Douglas K. Ammerman, Willie D. Davis, John F. Farrell, Jr., Thomas M. Hagerty, Philip G. Heasley, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson) were independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II was not independent because he was the Chairman and an employee of the Company and Frank P. Willey was not independent because he was the Vice Chairman and an employee of the Company.

Currently, nine of the ten members of our board are non-employees. On March 16, 2009, the board determined that eight members of the board (i.e., Douglas K. Ammerman, Willie D. Davis, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II is not independent because he is the Chairman and an employee of the Company and Frank P. Willey is not independent because he has been employed by the Company within the last three years.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 49.

Corporate Governance and Nominating Committee

As of March 16, 2009, the members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Peter O. Shea, Jr. Each of Messrs. Hagerty and Shea was deemed to be independent by the board, as required by the NYSE.

In 2008, our corporate governance and nominating committee was composed of Thomas M. Hagerty (Chair), Peter O. Shea, Jr. and Philip G. Heasley. Each of Messrs. Hagerty, Shea and Heasley was deemed to be independent by the board, as required by the NYSE. The corporate governance and nominating committee met one time in 2008.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;

•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;

•	evaluating, at least annually, the performance of the corporate governance and nominating committee;

•	considering nominees recommended by stockholders; and

•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.

The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to the board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Stockholder Proposals” elsewhere in this proxy statement. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.

Audit Committee

As of March 16, 2009, the members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and Daniel D. (Ron) Lane. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of Messrs. Ammerman and Davis is an audit committee financial expert, as defined by the rules of the SEC.

In 2008, our audit committee was composed of Douglas K. Ammerman (Chair), Willie D. Davis and John F. Farrell, Jr., each of whom was determined to be financially literate and independent as required by the rules of the SEC and the NYSE, and an audit committee financial expert, as defined by the rules of the SEC. The audit committee met eight times in 2008.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2008:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of Messrs. Ammerman and Davis is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2008. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting. Management was present for some, but not all, of these discussions. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2008 and that KPMG LLP be appointed independent registered public accounting firm for FNF for 2009.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)
Willie D. Davis
Daniel D. (Ron) Lane

Compensation Committee

The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the NYSE. The compensation committee met six times during 2008. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 10.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Cary H. Thompson and Thomas M. Hagerty, and each of Messrs. Thompson and Hagerty was deemed to be independent by our board. The executive committee did not meet in 2008. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.

Contacting the Board

Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Relationships and Related Transactions

Certain Relationships with FIS and LPS

Our Chairman, William P. Foley, II, also serves as a director and the executive Chairman of the board of directors of FIS and, until his retirement on March 15, 2009, served as a director and executive Chairman of the board of directors of LPS. Mr. Foley also owns common stock, and options to buy additional common stock, of FIS and LPS. In addition to his employment agreement with us, Mr. Foley also has an employment agreement with FIS.

In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FIS. Also, until March 15, 2009, our directors Cary H. Thompson and Daniel D. (Ron) Lane, in addition to Mr. Foley, also served as directors of LPS. We refer to these directors as the dual-service directors. Each of the dual-service directors during 2008 also owned common stock, and options to buy additional common stock, of both our company and of FIS or LPS, as applicable. Brent B. Bickett, who serves as our Executive Vice President, Corporate Finance, also serves as Executive Vice President, Strategic Planning for FIS. Mr. Bickett also owns common stock, and options to buy additional common stock, of FIS. In addition to his employment agreement with us, Mr. Bickett also has an employment agreement with FIS. In addition, Michael L. Gravelle, who serves as our Executive Vice President, Legal and Corporate Secretary, also serves as Executive Vice President, Legal of FIS. Mr. Gravelle also owns common stock, and options to buy additional common stock of FIS. In addition to his employment agreement with us, Mr. Gravelle also has an employment agreement with FIS. We refer to Messrs. Bickett and Gravelle, as well as Mr. Foley, as the overlapping officers.

Arrangements with FIS and LPS

Historically, we have provided a variety of services to FIS, and FIS has provided various services to us, pursuant to agreements and arrangements between us and FIS. Some of these agreements and arrangements were entered into in connection with our separation from FIS described below, and others were already in existence prior to the separation or have been entered into since the separation from FIS.

On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of our common stock (the “asset contribution”). In connection with the asset contribution from old FNF, effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with certain other of our shares, to old FNF’s stockholders in a tax-free distribution (the “Full Spin-Off”). Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS.” In connection with the separation from FIS, we entered into various agreements with FIS, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies we purchased. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FIS under any of these agreements.

At the time of the separation from FIS, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with the LPS spin-off described below, to reflect the services currently being provided to and from us and LPS, as well as those that would be provided by FIS to and from LPS.

Prior to July 2008, FIS’s businesses included a group of businesses known to FIS as the lender processing services segment. On July 2, 2008, FIS spun-off its lender processing services segment in a tax-free transaction, and shares of a newly-created entity known as Lender Processing Services, Inc., which we refer to as LPS, were distributed to the FIS shareholders. We refer to this transaction as the LPS spin-off.

From 2005 until the LPS spin-off, the business groups that are now part of LPS were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies. As a result, many of our agreements with FIS for the various corporate administrative and other services that we provided and received to and from FIS were also provided to and from LPS. In connection with the LPS spin-off and the resulting separation of the LPS businesses from FIS, we entered into new agreements with LPS pursuant to which we and LPS continue to provide and receive certain of the corporate and administration and other services that were being provided to and received by the lender processing services businesses when they were a part of FIS. We also amended certain of our agreements with FIS to reflect the changes in the services received and provided to FIS that were related to the lender processing services business. Additionally, in connection with the LPS spin-off, certain of our agreements with FIS were assigned or transferred to LPS or its subsidiaries, so that certain of our subsidiaries are now parties to agreements directly with LPS or its subsidiaries covering various business and operational matters.

Generally, the terms of our agreements and arrangements with FIS and with LPS have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to the service recipient than could be obtained from a third party, we believe that the economic terms of our arrangements with FIS and with LPS are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with FIS and LPS are described below. None of the overlapping officers or dual-service directors receives any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FIS or LPS and none of them has any direct interest in the agreements and arrangements with FIS or LPS.

Arrangements with FIS

Overview

There are various agreements between FIS and us. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the sublease agreement;

•	the Sedgwick master information technology services agreement; and

•	our recently-announced proposed investment agreement with FIS.

Corporate and Transitional Services Agreement

We are party to a corporate services agreement with FIS under which we provide to FIS corporate and other administrative support services, including tax services, risk management insurance services, purchasing and procurement services and travel services. In connection with the LPS spin-off, we entered into an amended corporate and transitional services agreement with FIS that reflects the changes in the services needed by FIS after the LPS spin-off. The pricing for the services provided by us under the corporate services agreement is on a cost-only basis, so that we are in effect reimbursed by FIS for the costs and expenses incurred in providing these corporate services. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we are notified by FIS, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, but in any event, the services terminate on July 2, 2010.

The exact amount paid by FIS to us under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2008, we received approximately $1 million from FIS for services rendered by us. There were no corporate services rendered to us by FIS its subsidiaries.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support and data center management. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS agrees to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past.

Under this agreement, we are obligated to pay FIS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by FIS to us. The amount we paid FIS under this agreement during 2008 was approximately $43 million.

The master information technology services agreement was amended in connection with the LPS spin-off and is effective for a term of five years from the date of the LPS spin-off unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

In connection with the LPS spin-off, we entered into an interchange agreement with FIS and LPS with respect to our continued use of the corporate aircraft leased or owned by FIS and LPS, and the use by FIS and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FIS and LPS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by us but used by FIS and/or LPS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues so long as we own or lease the corporate aircraft (or any replacement corporate aircraft) that is subject to the cost sharing arrangement with FIS and LPS. Under the interchange agreement, we reimburse FIS or LPS, or FIS or LPS reimburses us, for the net cost differential of our use of the aircraft owned or leased by FIS or LPS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and LPS each reimburse us for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. During 2008, the amounts that we received from FIS and LPS, net of amounts paid to FIS and LPS, was approximately $2 million.

Sublease Agreement

We sublease to FIS a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by us and located on the LPS Jacksonville, Florida headquarters campus. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of our lease agreement with LPS (and are the same as the terms of LPS’s lease to FIS), so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, the sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this sublease is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to FIS under the sublease was $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on the operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to the rent for office space, under the sublease FIS also pays to us rent for office furnishings for that space. During 2008, the total rent we charged to FIS was less than $1 million.

Sedgwick Master Information Technology Services Agreement.

Sedgwick CMS Holdings (“Sedgwick”), a company of which FNF owns 32% of the voting capital stock, is party to a master information technology services agreement with FIS. Sedgwick is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from FIS, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays FIS for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by FIS. The amount Sedgwick paid to FIS for these services during 2008 was approximately $39 million.

Investment in Fidelity National Information Services, Inc.

On March 31, 2009, we entered into an Investment Agreement (the “Investment Agreement”) with affiliates of Thomas H. Lee Partners, L.P. (“THL”) and FIS pursuant to which we and THL have agreed to invest a total of $249,999,993.50 in FIS in connection with a proposed merger (the “Merger”) between FIS and Metavante Technologies, Inc. (“Metavante”).

Under the terms of the Investment Agreement, we have agreed to make an investment of $49,999,998.70 in FIS through the acquisition of 3,215,434 shares of FIS’s common stock, and THL has agreed to make an investment of $199,999,994.80 in FIS through the acquisition of 12,861,736 shares of FIS’s common stock, each at a price of $15.55 per share. FIS is required to prepare and file a registration statement on Form S-3 (or any comparable or successor form or any similar short-form registration) (“Registration Statement”) to register our and THL’s shares for resale and maintain such Registration Statement in effect. We must pay our own expenses incurred by us in connection with any Registration Statement. FIS will reimburse us for out-of-pocket expenses that we incur arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of the Investment Agreement and the Merger.

Additionally, FIS has agreed to pay us a transaction fee in an amount equal to $1,500,000 (or 3% of the purchase price for the shares to be purchased by us). The investments are subject to certain customary conditions (including approval of FIS’s shareholders) and the consummation of the Merger.

Arrangements with LPS

Overview

There are various agreements between LPS and us, most of which were entered into, or assigned or transferred to LPS from FIS, in connection with the LPS spin-off. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the real estate management services and lease and sublease agreements;

•	the eLender services agreement;

•	the software license agreement;

•	the issuing agency agreements;

•	the tax services agreements; and

•	the real estate data and support services agreements.

Corporate and Transitional Services Agreement

Through agreements with FIS, we have historically provided certain corporate services to the business units that now comprise LPS relating to general management, statutory accounting, claims administration, corporate aviation and other administrative support services. In connection with the LPS spin-off, we entered into a new corporate and transitional services agreement with LPS so that LPS can continue to receive certain of these services as it has in the past as a part of FIS. Like the FIS corporate and transitional services agreements, the pricing for the services provided by us to LPS under the LPS corporate and transitional services agreement is on a cost-only basis, with LPS in effect reimbursing us for the costs and expenses (including allocated staff costs) incurred in providing these corporate services to LPS. The corporate and transitional services to LPS terminate at various times specified in the agreement, generally ranging from 12 months to 24 months after the LPS spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than limited services for which the notice of termination may be longer. During 2008, LPS paid less than $1 million to us for these services.

Master Information Technology and Application Development Services Agreement

Through agreements with FIS, we have historically received from LPS certain software development services. In connection with the LPS spin-off, we entered into a new master information technology and application development services agreement so that we can continue to receive these services from LPS. The Master Information Technology and Application Development Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. LPS provides the services directly or through one or more subcontractors that are approved by us, but LPS remains responsible for compliance by each subcontractor with the terms of the agreement. The agreement provides for specified levels of service for each of the services to be provided and if LPS fails to provide service in accordance with the agreement, they are required to correct the failure as promptly as possible at no cost to us.

Under the Master Information Technology and Application Development Services Agreement, we are obligated to pay LPS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided to us.

The Master Information Technology and Application Development Services Agreement is effective for a term of five years from the date of the LPS spin-off unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods. During 2008, we paid approximately $38 million to LPS for services under this agreement.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

For a description of these agreements, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with FIS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Real Estate Management Services and Lease and Sublease Agreements

Historically, through agreements with FIS, we have paid the business units that now comprise LPS for property management services (including telecommunications services) provided to us, and we paid rent for office space leased to us, at our Jacksonville, Florida headquarters campus. In connection with the LPS spin-off, we entered into new agreements with LPS so that we can continue to receive these property management services from LPS relating to the building we lease at our Jacksonville, Florida headquarters, as well as to continue to lease certain office space from LPS at our Jacksonville headquarters campus.

Property Management Services.  In connection with the LPS spin-off, we entered into a new property management agreement with LPS, pursuant to which LPS continues to act as property manager for “Building V” located on the LPS Jacksonville, Florida headquarters campus. Under this agreement, we pay an annual management fee equal to $16.69 per rentable square foot per annum, payable in arrears and paid in monthly installments. The property management agreement has a term of 3 years with rights to renew for successive one-year periods thereafter.

Lease and Sublease at Jacksonville Headquarters Campus.  In connection with the LPS spin-off, we entered into a new lease with LPS pursuant to which we lease office space from LPS at its Jacksonville headquarters campus and receive certain other services including telecommunications and security. We also entered into a new sublease with LPS pursuant to which we sublease to LPS certain office space (including furnishings) in an office building known as “Building V” that is located on the LPS Jacksonville, Florida headquarters campus. Both the lease and the sublease have a term of three years with rights to renew for successive one-year periods thereafter. The lease and the sublease each provides that the rentable square footage that is leased to us, in the case of the lease, or subleased to LPS, in the case of the sublease, may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our sublease of office space to FIS. The rent is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent paid by us under the lease with LPS, and the total rent charged by us to LPS under the sublease, is $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on the operating expenses and the depreciation relating to the LPS Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease LPS also pays rent for office furnishings for that space. During 2008, we made lease payments aggregating approximately $2 million to LPS under the lease. The aggregate amount of lease payments that we received from LPS under the sublease, net of payments to LPS under the property management services agreement, was less than $1 million in 2008.

eLender Services Agreement

Pursuant to the eLender services agreement among FNF, FIS and LPS, and several prior agreements covering the same subject matter, we have received an interest in the proprietary “eLenderSolutions” software, software development services, and lender services business processing from FIS and LPS. Under the eLender services agreement, each party conveyed their respective interests in eLenderSolutions to the other so all parties were joint owners of the software, and LPS further developed the software jointly. In addition, we process LPS’s lenders services business for LPS so that LPS can continue to operate as title agents in certain limited geographic areas where it otherwise lacks ready access to title plants. Under this agreement, we also license from LPS the use of certain proprietary business processes and related documentation in those limited geographic areas, and LPS provides us with oversight and advice in connection with the implementation of these business processes. Royalty payments under the eLender services agreement are calculated based on use. The eLender services agreement expires one year after the LPS spin-off. During 2008, we paid in the aggregate approximately $19 million under this agreement.

Software License Agreement

We license software from LPS under a license agreement for a package of software known as “SoftPro.” SoftPro is a series of software programs and products that have been and continue to be used by our title insurance company subsidiaries. We pay monthly fees to LPS based on the number of workstations and the actual number of SoftPro software programs and products used in each location. During 2008, we paid approximately $18 million to LPS for these licenses.

Issuing Agency Agreements

Certain of our title insurance subsidiaries are party to issuing title agency agreements with several LPS subsidiaries. Under these agreements, the LPS subsidiaries act as title agents for our title insurance company subsidiaries in various jurisdictions. The title agency appointments under these agreements are not exclusive, and our title insurance subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). We entered into the issuing agency contracts between July 2004 and February 2009. During 2008, we paid approximately $188 million in commissions under agency agreements, representing a commission rate of approximately 89% of premiums earned.

Tax Services Agreements

Certain of our title insurance subsidiaries receive tax services from LPS pursuant to several tax service agreements. Under these agreements, LPS provides tax certificates to our title companies for closings in Texas, using a computerized tax service that allows the title companies to access and retrieve information from LPS’s computerized tax plant. During 2008, we paid LPS approximately $4 million for these services.

Real Estate Data and Support Services Agreements

We also receive various real estate and title related services from LPS, and we provide various real estate related services to LPS, under a number of agreements. The significant agreements are briefly described below.

Real Estate Data Services.  We receive real estate information from LPS, consisting principally of data services required by our title insurers. Many of these services are provided pursuant to written agreements, but in the case of certain services provided without written agreement, we have orally indicated that LPS is our preferred provider for these services. We will continue to receive these services only to the extent we determine they are needed from time to time. We paid LPS approximately $7 million for these services during 2008.

Flood Zone Determination Agreements.  We receive flood zone determination services from LPS pursuant to flood zone determination agreements. Under the agreements, LPS makes determinations and reports regarding whether certain properties are located in special flood hazard areas. During 2008, we paid LPS approximately $1 million for these services. The agreements expire on September 1, 2009 or December 31, 2009, as the case may be, but are automatically renewed for successive one year terms unless either party gives notice of non-renewal at least 30 days prior to the agreement’s applicable expiration date.

Title Plant Access and Title Production Services Agreements.  One of our subsidiaries is party to a national master services agreement with LPS relating to title plant access relating to real property located in various states. Under this agreement, we provide online database access, physical access to title records, use of space, image system use, and use of special software to LPS. We receive a monthly fee (subject to certain minimum charges) based on the number of title reports or products we order, as well as fees for the other services we provide. The agreement has a term of three years beginning in November 2006 and is automatically renewable for successive three year terms unless either party gives 30 days’ prior written notice. We have also provided title production services to LPS under a title production services agreement, pursuant to which we are paid for services based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2008, we received from LPS approximately $8 million for these services and access.

Investment in FNRES Holdings, Inc. and Purchase of Investment Property Exchange Services, Inc.

On December 31, 2006, we contributed $52.5 million to an LPS subsidiary, FNRES Holdings, Inc., which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. As of December 31, 2008, LPS continued to own the remaining 39% of FNRES.

In February 2009, we completed the purchase from LPS of all of its interest in Investment Property Exchange Services, Inc. (“IPEX”) in exchange for the remaining 61% of the equity interests of FNRES. As a result of this transaction, we no longer own any equity interest in FNRES. The business of IPEX consists of acting as a facilitator of IRS Code Section 1031 tax free real property exchanges.

Other Related Party Arrangements

Investment in Vicorp Restaurants, Inc.

Pursuant to a Limited Liability Company Agreement (the “LLC Agreement”) effective as of March 17, 2009, we agreed to buy, through Fidelity National Special Opportunities, Inc. (“FNSO”), 45% of the ownership interest of Fidelity Newport Holdings, LLC (“Newport LLC”). Newport LLC was created to purchase certain assets of Vicorp Restaurants, Inc., the owner of the Village Inn chain of restaurants which is currently in Chapter 11 bankruptcy. We limited our investment to 45% of the ownership interest of Newport LLC, at a price of $11,250,000, to ensure that Newport LLC’s financial results would not be consolidated with our own. Newport Global Opportunities Fund LP purchased another 45% of the ownership interest of Newport LLC at a price of $11,250,000. Certain of our executive officers independently decided to purchase ownership interests in Newport LLC as personal investments and were also parties to the LLC Agreement. Folco Development Corp., a corporation controlled by William P. Foley, II, the Chairman of our Board, purchased 7% of the ownership interest of Newport LLC for $1,750,000. Brent B. Bickett, Executive Vice President, Corporate Finance, and Westrock Capital Partners, in which Richard Massey, one of our directors, is a partner, each purchased 1% ownership interests in Newport LLC at $250,000 each, and Raymond R. Quirk, our President, purchased a 0.2% ownership interest in Newport LLC for $50,000. The total investments in Newport LLC by all parties equaled $25,000,000. The business and affairs of Newport LLC are conducted by or under its board of managers. The board of managers consists of seven managers: Newport LLC’s Chief Executive Officer, three managers designated by us, and three managers designated by Newport Global Opportunities Fund LP. The initial three managers designated by us are William P. Foley, II, Brent B. Bickett and Robert E. Wheaton.

Certain Other Corporate Service Arrangements

During 2008, certain entities owned or controlled by our executive Chairman, William P. Foley II, paid us an aggregate of $576,239 for corporate support services such as accounting and bookkeeping. These payments included $151,820 from Glacier Restaurant Group, LLC and $138,379 from Rock Creek Cattle Company, LTD. Amounts were charged at our allocated cost to provide the services involved.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our code of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell; and

•	accepting gifts, entertainment or anything of value from a current or prospective customer, vendor or competitor of the Company.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Waiver of provisions of our code of ethics for any of our employees requires the approval of our Chief Compliance Officer. Waiver of provisions of our code of ethics for any of our executive officers or directors requires the approval of the board or the corporate governance and nominating committee and will be promptly disclosed as required by SEC rules or NYSE rules. The Chief Compliance Officer, or in certain circumstances, the audit committee and the corporate governance and nominating committee, are empowered to take all action they consider appropriate to investigate any violations of the respective codes of ethics reported to them. If a violation has occurred, appropriate disciplinary or preventive action will be promptly taken.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our code of ethics requires that each such officer must:

•	avoid conflicts of interest wherever possible;

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2008. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a).

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2009 must be received by the Company no later than December 14, 2009. Any other proposal that a stockholder wishes to bring before the 2009 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 14, 2009. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2009 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Alan L. Stinson
Chief Executive Officer

Dated: April 13, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date FIDELITY NATIONAL FINANCIAL, INC. M13559-P74070 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Fidelity National Financial, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For All Withhold All For All Except 0 0 0 0 0 0 Vote on Directors Vote on Proposals Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS BELOW. 1. To elect to the Board of Directors. 01) Frank P. Willey 02) Willie D. Davis 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year. Nominees: THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. PLEASE VOTE

YOUR VOTE IS IMPORTANT! You can vote in one of three ways: Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. FIDELITY NATIONAL FINANCIAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2009 The undersigned hereby appoints William P. Foley, II and Alan L. Stinson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of March 30, 2009, at the Annual Meeting of Stockholders to be held at 11:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 28, 2009, or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 28, 2009 at 11:00 a.m. eastern time from persons who participate in either (1) the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Fidelity National Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP. By signing this instruction and proxy card, the undersigned participant hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of March 30, 2009. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 26, 2009. For shares voted by phone or Internet, the deadline is 11:59 PM on May 25, 2009. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants. (Continued on reverse side) ? PLEASE DETACH HERE ? YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or 2. Vote by Internet at our Internet Address: www.proxyvote.com or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE VOTE M13560-P74070